                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. __)(1)

                             AIRTRAN HOLDINGS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    00949P108
                                 (CUSIP Number)

                                 APRIL 12, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)


----------


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP NO 00949P108                   13G                     Page 2 of 12 Pages

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
          BOEING CAPITAL LOAN CORPORATION
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) |_|  (b) |X|
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------- ---------------------------------------------------------------------
-------------------------- ----- ----------------------------------------------
         NUMBER              5   SOLE VOTING POWER
           OF                    0
         SHARES
      BENEFICIALLY           6   SHARED VOTING POWER
      OWNED BY EACH              6,228,782
        REPORTING
         PERSON              7   SOLE DISPOSITIVE POWER
          WITH                   0

                             8   SHARED DISPOSITIVE POWER
                                 6,228,782
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,228,782
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                       |_|
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.6%
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          CO
--------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO 00949P108                   13G                     Page 3 of 12 Pages

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
          BOEING CAPITAL CORPORATION
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) |_|  (b) |X|
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------- ---------------------------------------------------------------------
-------------------------- ----- ----------------------------------------------
         NUMBER              5   SOLE VOTING POWER
           OF                    0
         SHARES
      BENEFICIALLY           6   SHARED VOTING POWER
      OWNED BY EACH              6,228,782
        REPORTING
         PERSON              7   SOLE DISPOSITIVE POWER
          WITH                   0

                             8   SHARED DISPOSITIVE POWER
                                 6,228,782
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,228,782
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                       |_|
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.6%
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          CO
--------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO 00949P108                   13G                     Page 4 of 12 Pages

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
          BOEING CAPITAL SERVICES CORPORATION
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) |_|  (b) |X|
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------- ---------------------------------------------------------------------
-------------------------- ----- ----------------------------------------------
         NUMBER              5   SOLE VOTING POWER
           OF                    0
         SHARES
      BENEFICIALLY           6   SHARED VOTING POWER
      OWNED BY EACH              6,228,782
        REPORTING
         PERSON              7   SOLE DISPOSITIVE POWER
          WITH                   0

                             8   SHARED DISPOSITIVE POWER
                                 6,228,782
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,228,782
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                       |_|
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.6%
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          CO
--------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO 00949P108                   13G                     Page 5 of 12 Pages

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
          McDONNELL DOUGLAS CORPORATION
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) |_|  (b) |X|
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          MARYLAND
--------- ---------------------------------------------------------------------
-------------------------- ----- ----------------------------------------------
         NUMBER              5   SOLE VOTING POWER
           OF                    0
         SHARES
      BENEFICIALLY           6   SHARED VOTING POWER
      OWNED BY EACH              6,228,782
        REPORTING
         PERSON              7   SOLE DISPOSITIVE POWER
          WITH                   0

                             8   SHARED DISPOSITIVE POWER
                                 6,228,782
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   6,228,782
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                       |_|
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.6%
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          CO
--------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO 00949P108                   13G                     Page 6 of 12 Pages

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
          THE BOEING COMPANY
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) |_|  (b) |X|
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------- ---------------------------------------------------------------------
-------------------------- ----- ----------------------------------------------
         NUMBER              5   SOLE VOTING POWER
           OF                    0
         SHARES
      BENEFICIALLY           6   SHARED VOTING POWER
      OWNED BY EACH              6,228,782
        REPORTING
         PERSON              7   SOLE DISPOSITIVE POWER
          WITH                   0

                             8   SHARED DISPOSITIVE POWER
                                 6,228,782
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,228,782
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                       |_|
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.6%
--------- ---------------------------------------------------------------------
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          CO
--------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO 00949P108                   13G                     Page 7 of 12 Pages

ITEM 1(a).        NAME OF ISSUER:
                  Airtran Holdings Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  9955 Airtran Boulevard
                  Orlando, FL  32827

ITEM 2(a).        NAME OF PERSON FILING:
                  This Schedule 13G is being filed on behalf of The Boeing Company ("Boeing"), its wholly owned subsidiary McDonnell Douglas Corporation ("MDC"), MDC's wholly owned subsidiary, Boeing Capital Services Corporation ("BCSC"), BCSC's wholly owned subsidiary, Boeing Capital Corporation ("BCC"), and BCC's wholly owned subsidiary, Boeing Capital Loan Corporation ("BCLC"). Boeing, MDC, BCSC, BCC and BCLC are sometimes referred to herein collectively as the "Reporting Persons." An agreement among the Reporting Persons with respect to the filing of this Schedule 13G is attached hereto as Exhibit 1.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  The principal business address of Boeing is 7755 E. Marginal South, Seattle, WA 98108. The principal business address of MDC is P.O. Box 516, St. Louis, MO 63166. The principal business address of each of BCSC, BCC and BCLC is 500
                  Naches Blvd. S.W., 3rd Floor, Renton, WA 98055.

ITEM 2(c).        CITIZENSHIP:
                  Boeing, BCSC, BCC and BCLC are Delaware corporations. MDC is a Maryland corporation.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock, par value $.001 per share.

ITEM 2(e).        CUSIP NUMBER:
                  00949P108

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
                  OR 13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

                  Not applicable as this Schedule 13G is filed pursuant to Rule 13d 1(c).

ITEM 4.           OWNERSHIP:

CUSIP NO 00949P108                   13G                     Page 8 of 12 Pages


                  The responses of the Reporting Persons to Rows 5 through 11 on the cover pages of this Schedule 13G are incorporated by reference herein. Shares of common stock of the Issuer that may be acquired upon the conversion of convertible notes and the exercise of warrants to purchase common stock are included. However, none of Boeing, MDC, BCSC or BCC directly own any shares of common stock of the Issuer. Boeing, MDC, BCSC and BCC may be deemed to beneficially own the shares of common stock of the Issuer beneficially owned by BCLC because of the parent-subsidiary relationship among Boeing, MDC, BCSC, BCC and BCLC. Boeing, MDC, BCSC and BCC disclaim such ownership, and neither the filing of this Schedule 13G or any amendment thereto, nor anything contained herein is intended as, or should be construed as, an admission that Boeing, MDC, BCSC, or BCC is the "beneficial owner" of any shares of the Issuer's common stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. |_|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

CUSIP NO 00949P108                   13G                     Page 9 of 12 Pages


ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   April 20, 2001



                                       BOEING CAPITAL LOAN CORPORATION


                                       By: /s/ J.S. Weltman
                                          -----------------------------------

                                          Name:  J.S. Weltman
                                          Title: Authorized Signatory


                                       BOEING CAPITAL CORPORATION


                                       By: /s/ J.S. Weltman
                                          -----------------------------------

                                          Name:  J.S. Weltman
                                          Title: Authorized Signatory


                                       BOEING CAPITAL SERVICES CORPORATION


                                       By: /s/ J.S. Weltman
                                          -----------------------------------

                                          Name:  J.S. Weltman
                                          Title: Authorized Signatory


                                       McDONNELL DOUGLAS CORPORATION


                                       By: /s/ J.S. Weltman
                                          -----------------------------------

                                          Name:  J.S. Weltman
                                          Title: Authorized Signatory

CUSIP NO 00949P108                   13G                     Page 10 of 12 Pages

                                       THE BOEING COMPANY


                                       By: /s/ James C. Johnson
                                          -----------------------------------

                                          Name:  James C. Johnson
                                          Title: Vice President,
                                                 Assistant General Counsel
                                                 and Corporate Secretary

CUSIP NO 00949P108                   13G                     Page 11 of 12 Pages

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among all of the undersigned that the
Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the common stock, $.001 par value per share, of Airtran Holdings, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:   April 20, 2001

                                       BOEING CAPITAL LOAN CORPORATION


                                       By: /s/ J.S. Weltman
                                          -----------------------------------

                                          Name:  J.S. Weltman
                                          Title: Authorized Signatory


                                       BOEING CAPITAL CORPORATION

                                       By: /s/ J.S. Weltman
                                          -----------------------------------

                                          Name:  J.S. Weltman
                                          Title: Authorized Signatory



                                       BOEING CAPITAL SERVICES CORPORATION


                                       By: /s/ J.S. Weltman
                                          -----------------------------------

                                          Name:  J.S. Weltman
                                          Title: Authorized Signatory


                                       McDONNELL DOUGLAS CORPORATION


                                       By: /s/ J.S. Weltman
                                          -----------------------------------

                                          Name:  J.S. Weltman
                                          Title: Authorized Signatory

CUSIP NO 00949P108                   13G                     Page 12 of 12 Pages

                                       THE BOEING COMPANY


                                       By: /s/ James C. Johnson
                                          -----------------------------------

                                          Name:  James C. Johnson
                                          Title: Vice President,
                                                 Assistant General Counsel
                                                 and Corporate Secretary